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                                   EXHIBIT 4.6

                             AMENDMENT NUMBER ONE TO
                           NAP LIFE INSURANCE COMPANY

                             RETIREMENT SAVINGS PLAN

NAP Life Insurance Company Retirement Savings Plan is hereby amended as follows:

1. Section 1.9 is amended by replacing the first paragraph with the following paragraphs:

        "Compensation" with respect to any Participant means one of the following as elected in the Adoption Agreement. However, compensation for any Self-Employed Individual shall be equal to his earned income.

        i. Information required to be reported under sections 6041, 6051 and 6052 (Wages, Tips and Other Compensation Box on Form W-2). Compensation is defined as wages as defined in section 3401(a) and all other payments of compensation to an employee by the employer (in the course of the employer's trade or business) for which the employer is required to furnish the employee a written statement under sections 6041(d) and 6051(a)(3) of the Code. Compensation must be determined without regard to any rules under section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in section 3401(a) (2)).

        ii. Section 3401(a) wages. Compensation is defined as wages within the meaning of section 3401(a) for the purposes of income tax withholding at the source but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in section 3401(a)(2)).

        iii. 415 safe-harbor compensation. Compensation is defined as wages, salaries, and fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the employer maintaining the plan to the extent that the amounts are includible in gross income (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits and reimbursements or other expense allowances under a nonaccountable plan (as described in 1.62-2(c)), and excluding the following:

                a. Employer contributions to a plan of deferred compensation which are not includible in the employee's gross income for the taxable year in which contributed, or employer contributions under a simplified employee pension plan to the extent such contributions are deductible by the employee, or any distributions from a plan of deferred compensation;

                b. Amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by the employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

                c. Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

                d. Other amounts which received special tax benefits, or contributions made by the employer (whether or not under a salary reduction agreement) towards the purchase of an annuity contract described in section 403(b) of the Code (whether or not the contributions are actually excludable from the gross income of the employee).



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        If, in connection with the adoption of this or any other amendment, the definition of Compensation has been modified, then, for Plan Years prior to the Plan Year which includes the adoption date of such amendment, Compensation means compensation determined pursuant to the Plan then in effect.

2.      Section 1.14 is amended in its entirety to read as follows:

        "Elective Contribution" means the Employer's contributions to the Plan that are made pursuant to the Participant's deferral election pursuant to Section 11.2, excluding any such amounts distributed as "excess annual additions" pursuant to Section 4.4. In addition, if selected in E3 of the Adoption Agreement, the Employer's matching contribution shall or shall not be considered an Elective Contribution for purposes of the Plan, as provided in Section 11.1(b). Elective Contributions shall be subject to the requirements of Sections 11.2(b) and 11.2(c) and shall further be required to satisfy the discrimination requirements of Regulation 1.401(k)-1(b)(3), the provisions of which are specifically incorporated herein by reference.

3.      Section 1.20 is amended in its entirety to read as follows:

        "Excess Deferred Compensation" means, with respect to any taxable year of a Participant, the excess of the aggregate amount of such Participant's Deferred Compensation and the elective deferrals pursuant to Section 11.2(f) actually made on behalf of such Participant for such taxable year, over the dollar limitation provided for in Code Section 402(g), which is incorporated herein by reference. Excess Deferred Compensation shall be treated as an "annual addition" pursuant to
        Section 4.4 when contributed to the Plan unless distributed to the affected Participant not later than the first April 15th following the close of the Participant's taxable year.

4.      Section 1.26 is amended in its entirety to read as follows:

        "414(s) Compensation" with respect to any Employee means his Compensation as defined in Section 1.9. However, for purposes of this Section, Compensation shall be Compensation paid and, if selected in the Adoption Agreement, shall only be recognized as of an Employee's effective date of participation. If, in connection with the adoption of this or any other amendment, the definition of "414(s) Compensation" has been modified, then, for Plan Years prior to the Plan Year which includes the adoption date of such amendment, "414(s) Compensation" means compensation determined pursuant to the Plan then in effect.

5. Section 1.27 ("415 Compensation") is amended by the addition of the following paragraph:

        If, in connection with the adoption of this or any other amendment, the definition of "415 Compensation" has been modified, then, for Plan Years prior to the Plan Year which includes the adoption date of such amendment, "415 Compensation" means compensation determined pursuant to the Plan then in effect.

6.      Section 4.4(a)(4) and 4.4(a)(4)(i) are amended to read as  follows:

        (4)     If there is an excess amount pursuant to Section 4.4(a) (2) or
                Section 4.5, the excess will be disposed of in one of the following manners, as uniformly determined by the Plan Administrator for all Participants similarly situated:

                (i) Any Deferred Compensation or nondeductible Voluntary Employee Contributions, to the extent they would reduce the Excess Amount will be distributed to the Participant;

7.      Section 4.4(f)(2) is amended in its entirety to read as follows:

        Compensation means a Participant's Compensation as elected in the Adoption Agreement. However, regardless of any selection made in the Adoption Agreement, "415 Compensation" shall exclude compensation which is not currently includible in the Participant's gross income by reason of the application of Code Sections 125, 402(a)(8), 402(h)(1)(B), or 403(b).

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        For limitation years beginning after December 31, 1991, for purposes of applying the limitations of this article, compensation for a limitation year is the compensation actually paid or made available during such limitation year.

        Notwithstanding the preceding sentence, compensation for a participant in a defined contribution plan who is permanently and totally disabled (as defined in section 22(e)(3) of the Internal Revenue Code) is the compensation such participant would have received for the limitation year if the participant had been paid at the rate of compensation paid immediately before becoming permanently and totally disabled; such imputed compensation for the disabled participant may be taken into account only if the participant is not a Highly Compensated Employee and contributions made on behalf of such participant are nonforfeitable when made.

8.      Section 4.5(a) is amended in its entirety to read as follows:

        (a) If as a result of the allocation of Forfeitures, a reasonable error in estimating a Participant's annual Compensation, a reasonable error in determining the amount of elective deferrals (within the meaning of Code Section 402(g)(3)) that may be made with respect to any Participant under the limits of Section 4.4, or other facts and circumstances to which Regulation 1.415-6(b)(6) shall be applicable, the "annual additions" under this Plan would cause the maximum provided in Section 4.4 to be exceeded, the Administrator shall treat the excess in accordance with Section 4.4(a)(4).

9. Sections 6.11(a)(1) and (a)(4) are amended in their entirety to read as follows:

        (1) Medical expenses described in Code Section 213(d) incurred by the Participant, his spouse, or any of his dependents (as defined in Code Section 152) or expenses necessary for these persons to obtain medical care;

        (4) Payment of tuition and related educational fees for the next 12 months of post-secondary education for the Participant, his spouse, children, or dependents;

10.     Section 7.10 is amended by the addition of the following paragraphs:

        (a) Notwithstanding any provision of the plan to the contrary, with respect to distributions made after December 31, 1992, a Participant shall be permitted to elect to have any "eligible rollover distribution" transferred directly to an "eligible retirement plan" specified by the Participant. The Plan provisions otherwise applicable to distributions continue to apply to the direct transfer option. The Participant shall, in the time and manner prescribed by the Administrator, specify the amount to be directly transferred and the "eligible retirement plan" to receive the transfer. Any portion of a distribution which is not transferred shall be distributed to the Participant.

        (b) For purposes of this Section, the term "eligible rollover distribution" means any distribution other than a distribution of substantially equal periodic payments over the life or life expectancy of the Participant (or joint life or joint life expectancies of the Participant and the designated beneficiary) or a distribution over a period certain of ten years of more. Amounts required to be distributed under Code Section 401(a)(9) are not eligible rollover distributions. The direct transfer option described in subsection (a) applies only to eligible rollover distributions which would otherwise be includible in gross income if not transferred.

        (c) For purposes of this Section, the term "eligible retirement plan" means an individual retirement account as described in Code Section 408(a), an individual retirement annuity as described in Code Section 408(b), an annuity plan as described in Code Section 403(a), or a defined contribution plan as described in Code Section 401(a) which is exempt from tax under Code Section 501(a) and which accepts rollover distributions.

        (d) The election described in subsection (a) also applies to the surviving spouse after the Participant's

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                death; however, distributions to the surviving spouse may only be transferred to an individual retirement account or individual retirement annuity. For purposes of subsection (a), a spouse or former spouse who is the alternate payee under a qualified domestic relations order as defined in Code Section 414(p) will be treated as the Participant.

11.     Section 11.2(d) is amended in its entirety to read as follows:

        (d) In any Plan Year beginning after December 31, 1986, a Participant's Deferred Compensation made under this Plan and all other plans, contracts or arrangements of the Employer maintaining this Plan shall not exceed the limitation imposed by Code Section 402(g), as in effect for the calendar year in which such Plan Year began. If such dollar limitation is exceeded solely from elective deferrals made under this Plan or any other Plan maintained by the Employer, a Participant will be deemed to have notified the Administrator of such excess amount which shall be distributed in a manner consistent with Section 11.2(f). This dollar limitation shall be adjusted annually pursuant to the method provided in Code Section 415(d) in accordance with Regulations.

12. Section 11.2(f) is amended by the addition of the following paragraph after paragraph (f)(3) to read as follows:

        Any distribution under this Section shall be made first from unmatched Deferred Compensation and, thereafter, simultaneously from Deferred Compensation which is matched and matching contributions which relate to such Deferred Compensation. However, any such matching contributions which are not Vested shall be forfeited in lieu of being distributed.

13. Section 11.2(f) is amended by the addition of the following paragraph as the second to the last paragraph of such subsection:

        Notwithstanding the above, for any distribution under this Section which is made after August 15, 1991, such distribution shall not include any income for the "gap period". Further provided, for any distribution under this Section which is made after August 15, 1991, the amount of Income may be computed using a reasonable method that is consistent with
        Section 4.3(c), provided such method is used consistently for all Participants and for all such distributions for the Plan Year.

14. Section 11.5(c) is amended by the addition of the following paragraph as the second to the last paragraph of such subsection:

        Notwithstanding the above, for any distribution under this Section which is made after August 15, 1991, such distribution shall not include any income for the "gap period". Further provided, for any distribution under this Section which is made after August 15, 1991, the amount of Income may be computed using a reasonable method that is consistent with
        Section 4.3(c), provided such method is used consistently for all Participants and for all such distributions for the Plan Year.

15.     Section 11.6(c) is amended in its entirety to read as follows:

        (c) For purposes of determining the "Actual Contribution Percentage" and the amount of Excess Aggregate Contributions pursuant to
                Section 11.7(d), only Employer matching contributions (excluding matching contributions forfeited or distributed pursuant to
                Section 11.2(f), 11.5(a), or 11.7(a)) contributed to the Plan prior to the end of the succeeding Plan Year shall be considered. In addition, the Administrator may elect to take into account, with respect to Employees eligible to have Employer matching contributions made pursuant to Section 11.1(b) or voluntary Employee contributions made pursuant to Section 4.7 allocated to their accounts, elective deferrals (as defined in Regulation 1.402(g)-l(b)) and qualified non-elective contributions (as defined in Code Section 401(m)(4)(C)) contributed to any plan maintained by the Employer. Such elective deferrals and qualified non-elective contributions shall be treated as Employer matching contributions subject to Regulation 1.401(m)-l(b)(2) which is incorporated herein by reference. However, for Plan Years

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                beginning after December 31, 1988, the Plan Year must be the same as the plan year of the plan to which the elective deferrals and the qualified non-elective contributions are made.

16 Section 11.7(i) is amended by the addition of the following paragraph as the second to the last paragraph of such subsection:

        Notwithstanding the above, for any distribution under this Section which is made after August 15, 1991, such distribution shall not include any Income for the "gap period". Further provided, for any distribution under this Section which is made after August 15, 1991, the amount of Income may be computed using a reasonable method that is consistent with
        Section 4.3(c), provided such method is used consistently for all Participants and for all such distributions for the Plan Year.

17. Sections 11.8(a)(1) and (a)(3) are amended in their entirety to read as follows:

        (1) Medical expenses described in Code Section 213(d) incurred by the Participant, his spouse, or any of his dependents (as defined in Code Section 152) or expenses necessary for these persons to obtain medical care;

        (3) Payment of tuition and related educational fees for the next 12 months of post-secondary education for the Participant, his spouse, children, or dependents; or

18.     Section 11.8(c)(1) is amended in its entirety to read as follows:

        (1) The distribution is not in excess of the amount of the immediate and heavy financial need of the Participant. The amount of the immediate and heavy financial need may include any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution.

19.     Article XI is amended by the addition of the following:

        Notwithstanding anything in this Article to the contrary, effective as of the Plan Year in which this amendment becomes effective, the Actual Deferral Percentage Test and the Actual Contribution Percentage Test shall be applied (and adjusted) by applying the Family Member aggregation rules of Code Section 414(q)(6).

20. Section E1a. of the Adoption Agreement is amended in its entirety to read as follows:

        Compensation with respect to any Participant means:

        1.     ( )    Wages, Tips and other Compensation (Box 10 on Form W-2).

        2.     ( )    Section 3401(a) wages (wages for withholding purposes.

        3.     (.)    415 Safe Harbor compensation.

        AND Compensation

        ( )    shall

        ( )    shall not

        exclude (even if includible in gross income) reimbursements or other expense allowances, fringe benefits (cash or noncash), moving expenses, deferred compensation, and welfare benefits.

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21.     Section E3 of the 401(k) Adoption Agreement(s) is amended by the addition of the following:

        ( ) Notwithstanding anything to the Plan to the contrary, all matching contributions which relate to distributions of Excess Deferred Compensation, Excess Contributions and Excess Aggregate Contributions shall be Forfeited. (Select this option only if it is applicable.)

NOTE: THIS AMENDMENT ONLY NEEDS TO BE EXECUTED BELOW BY THE EMPLOYER IF THE PLAN IS BEING AMENDED TO UTILIZE THE MODIFICATION MADE TO SECTION El OR E3 OF THE ADOPTION AGREEMENT.

        IN WITNESS WHEREOF, the Employer hereby causes this amendment to be executed on this ______ day of __________ 1995.

EMPLOYER:                             PARTICIPATING EMPLOYER:

Valley Independent Bank                        N/A
-------------------------------       -----------------------------------
        (enter name)                  (enter name)

By:        N/A                        By:         N/A
   ----------------------------       -----------------------------------




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